Exhibit 4.1

Execution Copy

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of January 31, 2007, is entered into by and among Seitel, Inc., a Delaware corporation (the “Company”), the subsidiary guarantors listed on the signature page hereto (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and LaSalle Bank National Association, as trustee (the “Trustee”).

Recitals

A. Seitel Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), Seitel Holdings, LLC, a Delaware limited liability company (“Holdco”) and the Company have entered into that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 31, 2006, pursuant to which Acquisition Corp. will merge with and into the Company (the “Merger”), with the Company being the surviving company and a wholly-owned subsidiary of Holdco.

B. The Company, the Subsidiary Guarantors and the Trustee are parties to that certain Indenture dated July 2, 2004 (the “Indenture”), which Indenture governs the 11.75% Senior Notes due 2011 (the “Notes”), issued by the Company.

C. Acquisition Corp. commenced a cash tender offer (the “Offer”) to acquire all of the outstanding Notes of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2007 (the “Statement”) and the related Letter of Transmittal and Consent dated January 17, 2007 (the “Letter of Transmittal”).

D. The completion of the Merger Agreement and the Offer is contingent upon the Company, the Subsidiary Guarantors and the Trustee entering into, executing and delivering the Supplemental Indenture.

E. Acquisition Corp. has solicited (the “Solicitation”) from the Holders of the Notes consents (the “Consents”) to amend certain provisions of the Indenture to eliminate or make less restrictive substantially all of the restrictive covenants and certain of the Events of Default, to amend certain covenants that are triggered or implicated by the Merger or the Merger Agreement, and to make changes to certain terms of the defeasance provisions (the “Proposed Amendments”).

F. Pursuant to the Solicitation, Acquisition Corp. has obtained from the Holders of Notes such number of Consents (excluding with respect to any Notes owned by the Company or any of its affiliates) as are sufficient in accordance with Section 9.02 of the Indenture to approve the Proposed Amendments.

G. The Offer and the Solicitation (including as to Proposed Amendments) are conditioned upon (together, the “Conditions”) the “Requisite Consents Condition,” the “Minimum Tender Condition” and the “Acquisition Condition” (as such terms are defined in the Statement and Letter of Transmittal) and such additional conditions as are set forth in the Statement and the Letter of Transmittal.

H. The Company desires to execute and deliver, and has requested the Trustee to join with the Company and the Subsidiary Guarantors in the execution and delivery of, this Supplemental Indenture for the purpose of amending the Indenture to effect the Proposed Amendments. However, the amendments set forth in this Supplemental Indenture shall not become effective or operative until the conditions set forth in the Statement have been satisfied and the Notes tendered in connection with the Offer and Solicitation are accepted for purchase by the Company (the “Acceptance Date”).

I. Pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

Agreement

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Proposed Amendments. Effective as of, and subject to, the Acceptance Date, the Indenture is hereby amended as follows:

(a) The section headings or captions and the text of each of the following Sections of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”: Section 4.04 (Payment of Taxes); Section 4.05 (Maintenance of Properties and Insurance); Section 4.06 (Compliance Certificate; Notice of Default); Section 4.07 (Conduct of Business); Section 4.08 (Waiver of Stay, Extension or Usury Laws); Section 4.09 (Change of Control); Section 4.10 (Limitations on Additional Indebtedness); Section 4.12 (Limitations on Restricted Payments); Section 4.13 (Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries); Section 4.14 (Limitations on Transactions with Affiliates); Section 4.15 (Limitations on Liens); Section 4.16 (Limitations on Asset Sales); Section 4.18 (Limitations on Sale and Leaseback Transactions); Section 4.19 (Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries); Section 4.20 (Additional Note Guarantees); Section 4.21 (Reports); and Section 4.23 (Limitations on Capital Expenditures).

(b) Section 4.03 (Corporate Existence) is hereby amended to read in its entirety as set forth on Schedule A hereto.

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(c) Section 4.17 (Limitations on Designation of Unrestricted Subsidiaries) is hereby amended to read in its entirety as set forth on Schedule B hereto.

(d) Section 5.01 (Mergers, Consolidations, Etc.) is hereby amended to read in its entirety as set forth on Schedule C hereto.

(e) Section 6.01 (Events of Default) is hereby amended to read in its entirety as set forth on Schedule D hereto.

(f) Section 8.03 (Conditions to Legal Defeasance or Covenant Defeasance) is hereby amended to read in its entirety as set forth on Schedule E hereto.

(g) All references in the Indenture to provisions that have been deleted as a result of the amendments set forth in this Supplemental Indenture are also hereby deleted in their entirety.

3. Effect and Operation of Supplemental Indenture.

(a) This Supplemental Indenture shall be effective and binding immediately upon its execution by the Parties but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture shall not become operative until the Acceptance Date and the Indenture will remain in effect in its current form until such amendments become operative. If the Offer and the Solicitation are terminated, withdrawn or otherwise not completed on or before June 30, 2007, this Supplemental Indenture will have no force or effect and the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture will not become operative.

(b) Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. In the event of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

(c) The Trustee accepts the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

(d) Except as expressly amended in or pursuant to Section 2 of this Supplemental Indenture, the Indenture is in all respects ratified and confirmed by the Parties and all the terms, conditions and provisions thereof shall remain in full force and effect. This

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Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Interpretation. Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture as of (and subject to) the Acceptance Date, and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

5. Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Conflict with Trust Indenture Act. If any provision in this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

10. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Indenture Generally. Except as supplemented herein, the Indenture remains in full force and effect.

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In witness whereof, each of the parties has caused this Supplemental Indenture to be executed as of the date first written above by their respective officers thereunto duly authorized. duly executed and attested, all as of the date first above written.

SEITEL, INC.

By:	/s/ Robert D. Monson
Name:	Robert D. Monson
Title:	Chief Executive Officer

GUARANTORS:
DATATEL, INC.
DDD ENERGY, INC.
MATRIX GEOPHYSICAL, INC.
SEIC, INC.
SEITEL CANADA HOLDINGS, INC.
SEITEL DELAWARE, INC.
SEITEL IP HOLDINGS, LLC
SEITEL MANAGEMENT, INC.
SEITEL OFFSHORE CORP.
SEITEL SOLUTIONS, INC.
SEITEL SOLUTIONS, L.L.C
SEITEL SOLUTIONS HOLDINGS, LLC
N360X, LLC
SEITEL DATA LTD.
SEITEL SOLUTIONS LTD.
SI HOLDINGS, G.P.

By:	/s/ Robert D. Monson
Name:	Robert D. Monson
Title:	Executive Vice President

SEITEL DATA CORP.

By:	/s/ Darryl E. Smith
Name:	Darryl E. Smith
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Victoria Y. Douyon
Name:	Victoria Y. Douyon
Title:	First Vice President

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Schedule A

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries, provided, however, that the Issuer shall not be required to preserve any such corporate, partnership or other existence with respect to itself or any Restricted Subsidiary, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and the Guarantors, taken as a whole.

Schedule B

4.17. Limitations on Designation of Unrestricted Subsidiaries.

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if no Default shall have occurred and be continuing at the time of or after giving effect to such Designation.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation.

Schedule C

SECTION 5.01. Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case, either (i) the Issuer will be the surviving or continuing Person; or (ii) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture and the Registration Rights Agreement; provided that at any time the Successor is a Person other than a corporation, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of clause (ii) of this covenant.

Except as provided in Section 10.04, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Schedule D

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with Section 5.01 or in respect of its obligations to make an Excess Cash Flow Offer as described under Section 4.22;

(4) Intentionally Omitted

(5) Intentionally Omitted

(6) Intentionally Omitted

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).

(10) Intentionally Omitted

Schedule E

SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,

(2) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(3) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material indenture or senior credit agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit), and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (3) and, in the case of the Opinion of Counsel, clause (3) of this Section 8.03 have been complied with.